Exhibit 107

Calculation of Filing Fees Table

Form S-8

(Form Type)

Skillsoft Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock	Rule 457(a) and Rule 457(h)	10,211,499 shares (2)	$4.97	$50,751,150.03	$92.70 per $1,000,000	$4,704.63
Total Offering Amounts					$50,751,150.03		$4,704.63
Total Fee Offsets							$—
Net Fee Due							$4,704.63

(1)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of shares of the registrant’s Class A common stock on May 17, 2022, as reported on the New York Stock Exchange.

(2)	Represents 10,211,499 additional shares of Class A common stock reserved for issuance under the Skillsoft Corp. 2020 Omnibus Incentive Plan (the “2020 Plan”). Pursuant to Rule 416 under the Securities Act, there are also registered hereunder such indeterminate number of additional shares as may become available for issuance pursuant to the 2020 Plan as a result of the antidilution provisions contained therein.